Exhibit 10.1.3
NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (“Agreement”) is made by and between Capital One Financial Corporation, a Delaware corporation, on its own behalf and on behalf of its affiliates and subsidiaries (collectively, “Capital One”) and Michael J. Wassmer (“You”), and effective as of this 31st day of March, 2017 (“Effective Date”). In consideration of the Company’s agreement and promise to provide You with access or continued access to Confidential Information (as defined herein), access to customer and other business relationships, and specialized training and opportunities, in addition to Your continued employment with Capital One, the additional consideration set forth herein, and other mutual promises between the parties, which You acknowledge to be good and sufficient consideration, it is agreed as follows:

1.    Covenant Not to Compete.

a.    Legitimate Business Interest. You acknowledge and agree that Capital One has multiple legitimate business interests in protecting its Confidential Information and Trade Secrets, as well as its customer and other business relationships, and that the Non-Competition Covenant set forth in Paragraph 1(c) is narrowly tailored to protect Capital One’s legitimate business interests. “Confidential Information’’ means information, knowledge, data, specialized training, or other information that derives actual or potential value from the fact that it is not generally known to members of the general public, which concerns the business or affairs of Capital One or Capital One’s customers. “Trade Secret” means information, including but not limited to, a model, formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information includes, but is not limited to, Capital One’s Trade Secrets. You acknowledge and agree that Capital One has taken reasonable measures to preserve the secrecy of its Confidential Information and Trade Secrets.

b.    Access and Exposure to Confidential Information.    During Your employment as a senior executive leader at Capital One, including your role as President of U.S. Card and service as a member of Capital One’s Executive Committee, and further in consideration for the Non-Competition Covenant set forth in Paragraph 1(c), Capital One has provided or will provide You with Trade Secrets and other Confidential Information regarding Capital One’s operations, methods, plans and/or strategies, among other things, which, if not maintained in confidence, will threaten Capital One’s competitive advantage over those who do not know it and will cause immediate, substantial and irreparable harm to Capital One’s business · interests. More specifically, You acknowledge and agree that you have significant personal knowledge and understanding of some of the most sensitive and business critical Trade Secrets and Confidential Information that Capital One possesses, including without limitation information relating to business strategies and analysis, credit decisions, credit strategies and analysis (which includes, without limitation, credit policy, modeling, analytics and techniques for the purpose of customer marketing, selection, underwriting, acquisition and management), credit risk management, risk management, and customer service operations. You further acknowledge and agree that the Capital One Trade Secrets and Confidential Information to which you have been and will be provided access during your employment is utilized by Capital One throughout its national business operations such that the non-compete restrictions in Paragraph l(c) are reasonable and necessary to support Capital One’s legitimate business interests.

c.    Non-Competition Covenant. During the Non-Competition Period (defined below), You shall not provide to any entity services (i) that are the same as or substantially similar to those You performed for Capital One during the twenty four (24) month period prior to Your Termination Date (the “Look-Back Period”), and (ii) that compete, in the Restricted Area, with any Capital One line of business for which You performed such services during the Look-Back Period, regardless of the location from where You are employed or otherwise deliver such services to any entity. The length of the “Non-Competition Period” varies depending on whether Your termination of employment is voluntary, or an involuntary termination with or without Cause (as that term is defined in Paragraph 2(b)). If Your employment is involuntarily terminated without Cause, the “Non-Competition Period” is two years from Your Termination Date. If You terminate your employment voluntarily or your employment is involuntarily terminated with Cause, the “Non-Competition Period” is five years following Your Termination Date. “Termination Date” means the date on which Your employment with Capital One ends, whether voluntarily or involuntarily. The “Restricted Area” is the geographic area in which a business for which you performed services during the Look-Back Period conducts business activities as of Your Termination Date. To illustrate, the Restricted Area for prohibited competition with the United States credit card, payments, auto lending, home loans, retail and direct banking, unsecured personal lending or other national consumer lending and financial services businesses is the United States, based on the scope of such Capital One businesses through the United States. Further, if You are prohibited by this Covenant from providing services in Canada or the United Kingdom, as applicable, such prohibition on services competing in those countries is limited to one year from Your Termination Date, regardless of the first sentence of the covenant. You acknowledge and agree that, in light of Capital One’s nation-wide business activities and Your work on such nation-wide activities, this geographic scope is narrowly tailored to protect Capital One’s legitimate business interests.

2.    Payments during Non-Competition Period.

a.    Calculation of Incentive Payment. Subject to Paragraphs 2(b), 4, 8, and10, and in consideration for the Non-Competition Covenant set forth in Paragraph 1(c), Capital One shall (i) pay You fifteen (15) percent of Your Target Total Compensation for each eligible year of the first and second years of Your Non Competition Period (each such payment, an “Initial Annual Incentive Payment”), (ii) pay You twenty (20) percent of Your Target Total Compensation for each eligible year of the third through fifth years of Your Non-Competition Period (each such payment, an “Additional Annual Incentive Payment”), and (iii) if you are eligible and elect to continue Your health insurance coverage with Capital One’s plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), directly pay the COBRA administrator on Your behalf an amount equal to the employer portion of Your health care premium payments, along with the 2% administrative fee, for continued health insurance coverage under COBRA at the level of coverage in effect at Your Termination Date for a period not to exceed eighteen (18) month s from Your Termination Date (collectively the “Incentive Payment”). You will not be eligible for these health insurance premium payments if you fail to enroll in COBRA or if you become eligible to receive, or begin receiving, health care coverage from another employer or party. If Your employment is terminated by Capital One for any reason other than Your death, Disability or for Cause, one-half of the aggregate Initial Annual Incentive Payments for years one and two of the Non-Competition Period (but in no event more than the amount specified in Treasury Regulation section l.409A-l(b)(9)(iii)(A) as of the Termination Date) shall be paid to You in a lump sum within 30 days following the end of the second year of the Non-Competition Period, and the balance of such aggregate Initial Annual Incentive Payments for years one and two of the Non-Competition Period shall be paid to You in a lump sum within 60 days following Your Termination Date. Further, if Your employment is terminated by Capital One for any reason other than Your death, Disability or for Cause, the Additional Annual Incentive Payments for each eligible year of the third through fifth years of the Non-Competition Period shall be paid to You in a lump sum within 30 days of the respective third, fourth and fifth anniversaries of Your Termination Date; provided that in no event shall such Additional Annual Incentive Payments (for years three, four and five) offset any amounts payable to You pursuant to any severance plan or arrangement of Capital One (including, without limitation, the Capital One Financial Corporation Associate Severance Plan). If You voluntarily terminate Your employment with Capital One, and are eligible to receive an Initial Annual Incentive Payment for the second year of Your Non-Competition Period and Additional Annual Incentive Payments for the third through fifth years of Your Non-Competition Period, subject to Paragraphs 2(b), 4, 8 and 10, the Initial Annual Incentive Payment for year two of the Non-Competition Period shall be paid to You in a lump sum within 30 days following the second anniversary of Your Termination Date, and the Additional Annual Incentive Payments for each eligible year of the third through fifth years of the Non-Competition Period shall be paid to You in a lump sum within 30 days of the respective third, fourth and fifth anniversaries of Your Termination Date. Capital One reserves the right to withhold from such amounts all applicable international, federal, state and local taxes. “Target Total Compensation” shall mean the cash value of all target amounts designated as being part of Your annual compensation by the Company in the most recent Total Compensation Statement (or any similar document setting fo1ih Your total annual compensation) for the Performance Year in which Your Termination Date occurs. Target Total Compensation shall not include retention awards, spot bonus awards, sign-on bonuses, special equity awards, the value of Company provided benefits, pay associated with perquisites or relocation, and other bonuses and incentives not communicated as part of Your target total annual compensation as set forth in Your Total Compensation Statement. “Performance Year” shall mean the 12-month period of time over which Your Target Total Compensation is calculated, as designated by the Company.

b.    Criteria for Incentive Payment. Except as provided in Paragraphs 4, 8 and 10, and subject to this Paragraph 2(b), if Your employment is terminated by Capital One for any reason other than Your death, Disability or for Cause, You shall receive an Incentive Payment for each eligible year of Your Non Competition Period. Except as provided in Paragraphs 4, 8 and 10, and subject to this Paragraph 2(b), if You voluntarily terminate your employment with Capital One for any reason, You shall receive an Initial Annual Incentive Payment only for the second year of Your Non-Competition Period, and shall receive Additional Annual Incentive Payments for the third, fourth and fifth years of Your Non-Competition Period. Your receipt of any portion of the Incentive Payment is expressly conditioned on Your full compliance with all of the terms of this Agreement. If, and to the extent that, You otherwise are entitled to receive any severance-type payments during the Non-Competition Period under any separate plan, arrangement or agreement (such as an employment agreement or a severance plan, arrangement or agreement) then to the extent provided for under such plan, arrangement or agreement, the Initial Annual Incentive Payments (for years one and two of the Non-Competition Period) under this Agreement shall offset amounts payable under such separate plan, arrangement or agreement, except as otherwise specifically provided herein; provided, however, that no benefits will be payable under this Agreement if benefits are payable to you under a Change of Control Employment Agreement, if applicable. “Cause” means (i) a material breach of any of the provisions of this Agreement; (ii) willful and serious misconduct in the performance of Your duties including, without limitation, theft, falsification of documents, mistreatment of other employees, violence, drug or alcohol abuse in the workplace, conduct that violates Capital One’s policies against discrimination and/or harassment, and serious acts of insubordination; (iii) a material or repeated violation of any code of conduct, business, compliance, or risk policy or standard of ethics generally applicable to all associates or to associates of Your level at Capital One; (iv) failure to substantially perform Your duties as an employee of Capital One (other than as a result of physical or mental illness or injury), and Your continued failure to substantially perform, as determined by Capital One, for at least thirty (30) days after written demand from Capital One for substantial performance that specifically identifies the manner in which Capital One expects You to improve Your performance; or (v) conviction of a felony, or other serious crime involving moral turpitude or breaches of the duties of honesty, fiduciary duty, and/or good faith. “Disability” means Your inability to perform the essential functions of Your position due to a medically determinable physical or mental impairment which continues for a period of at least 6 consecutive months or for more than 180 days out of any consecutive 360 day period.

c.    Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Incentive Payments, pursuant to this Paragraph 2, to the extent of payments made from Your Termination Date through March 15 of the calendar year following such Termination Date, are intended to constitute separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section l.409A-l(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section l.409A-l(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

3.    Consideration. As additional consideration for executing this Agreement, You shall receive one thousand dollars ($1000.00), less applicable tax withholdings, which amount shall be paid as soon as practicable after You return a signed copy of this Agreement to Capital One.

4.    Waiver of Non-Competition Covenant. At its sole election, Capital One may waive the Non-Competition Covenant set forth in Paragraph 1(c) in whole or in part if it determines that its enforcement is not required to protect its legitimate business interests. Any and all such waivers shall be in writing. Capital One will advise you in writing if it determines that a waiver is appropriate either during your employment or no later than thirty (30) days following Your Termination Date. You shall not receive the Initial or Additional Annual Incentive Payments for any time period of the Non-Competition Period in which Capital One waives the Non-Competition Covenant in whole or in part.

5.    Compliance Information and Review. During the Non-Competition Period, You agree to notify Capital One in writing of the identity of any prospective employer or business opportunity on whose behalf you intend to perform services during the Non-Competition Period, together with a brief description of your intended functions, prior to accepting such employment or business opportunity. From time to time during the NonCompetition Period, Capital One may also request information from you to permit it to determine whether You are otherwise in compliance with this Agreement. You agree to provide timely, complete and accurate information responsive to all such requests within five (5) business days after receiving such a request. You also hereby authorize Capital One to contact Your future employers and other persons and entities with whom You engage in any business relationship during the Non-Competition Period to confirm Your compliance with this Agreement, or to communicate your obligations under this Agreement.

6.    Reasonableness. You acknowledge that the restrictions set forth in this Agreement are necessary and reasonable to protect Capital One’s legitimate business interests, most notably safeguarding its Confidential Information and Trade Secrets, and protecting its business relationships. You agree that, if Your employment with Capital One terminates, You will be able to earn a IiveliJ1ood without violating this Agreement, including, without l imitation, the Non-Competition Covenant set forth in Paragraph I(c). You further acknowledge and agree that the Non-Competition Covenant is reasonable in all respects, including duration, restricted area, and scope of activity. It is the intent of the parties that the provisions of Paragraph l(c) shall be enforced to the fullest extent permissible under applicable law. You acknowledge and agree that you have had an opportunity to retain sophisticated legal counsel, and have meaningfully participated, in the negotiation and drafting of this Agreement, including these post-employment restrictions.

7.    Irreparable Harm; Injunctive Relief. You acknowledge and agree that Your violation of any provision of this Agreement will cause immediate, substantial and irreparable harm to Capital One which cannot be adequately redressed by monetary damages alone. In the event of Your violation or threatened violation of any provision of this Agreement, You agree that Capital One, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including, without Limitation, temporary, preliminary and permanent injunctive relief, return of property, and specific performance, from any court of competent jurisdiction, as provided in Paragraph 13.

8.    Repayment of Consideration; Attorneys’ Fees and Costs. You understand and agree that any actual or threatened action by you in violation of this Agreement shall void Capital One’s obligations to You for any Incentive Payment or other consideration provided for under this Agreement and shall require that You immediately forfeit or repay, as the case may be, all amounts paid to You under this Agreement, in addition to any other damages or relief to which Capital One may be entitled. If You breach this Agreement, then You shall pay to Capital One all of its costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Capital One in successfully enforcing the terms of this Agreement.

9.    Employment At Will. You and Capital One acknowledge that You are, or will be, employed by Capital One as an “at will” employee. Nothing in this Agreement shall be construed to create a contract of employment or modify Your employment “at will” status.

10.    Court’s Right to Modify Restriction. The parties agree that if at the time enforcement is sought, a court of competent jurisdiction adjudges any terms of any provision of this Agreement to be void, invalid, or unenforceable, including without limitation portions of the Non-Competition Covenant contained in Paragraph 1(c) above, such court may modify or reform such provision so that it is enforceable to the fullest extent permitted by applicable law, or if such modification or reformation is not possible, shall sever the unenforceable portion of the provision, and enforce the remaining provisions of the Agreement, which shall remain in full force and effect. If a court of competent jurisdiction determines that the Non-Competition Covenant is void, invalid, or unenforceable, or if it amends or severs it, Capital One shall have no obligation to make the Incentive Payment described in Paragraph 2(a) during any period in which the court determines that the Non-Competition Covenant shall not be in full effect.

11.    Successors and Assigns. The rights and obligations under this Agreement are personal to You and cannot be assigned to any party. This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of Capital One’s successors and assigns without further consent.

12.    Choice of Law. To ensure uniformity of the enforcement of this Agreement, which imposes restrictions on competitive activity throughout the United States based on Capital One’s national business operations and to promote their mutual business goals, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, the state of incorporation of Capital One and where it conducts substantial business operations, without regard to its principles of conflicts of law.

13.    Personal Jurisdiction/Venue. Capital One and You hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in Delaware or Virginia for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement.

14.    Entire Agreement; Integration. This Agreement represents the entire agreement between the parties relating to restrictions placed upon You with respect to providing services (i) that are the same as or substantially similar to those You performed for Capital One during the Look-Back Period, and (ii) that compete with any business for which You performed such services during the Look-Back Period. This Agreement supersedes any and all prior agreements, arrangements and understandings, either oral or written, with respect to such restrictions between Capital One and You, as of the Effective Date. This Agreement does not supersede, but rather supplements, any written policies of Capital One generally applicable to employees of Capital One respecting the treatment of Confidential Information and Work Product and any Change of Control Employment Agreement or other severance plan, arrangement or agreement applicable to You. This Agreement may be modified only by a writing signed by the party to be bound.

15.    Notices. All requests, notices and other communications required or permitted to be given under this Agreement shall be in writing. Delivery thereof shall be deemed to have been made when such notice shall have been either (i) duly mailed by first-class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) transmitted by hand delivery, telegram, telex, telecopier or facsimile transmission, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other party hereto given in accordance herewith or, if you are still employed by Capital One, at your interoffice address or electronic mail address at Capital One:

If to you:

To the most recent address on record with Capital One.

If to Capital One:

Non-Competition Program Administrator
Capital One Financial Corporation
15000 Capital One Drive Richmond, Virginia 23238

16.    Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

17.    Consultation with Counsel. You are advised and encouraged to consult with independent legal counsel before executing this Agreement.

THE PARTIES have read this Agreement, understand it, and accept all of its terms:

Employee	Capital One Financial Corporation
/s/ Michael J. Wassmer	/s/ Jory A. Berson
Signature	Signature

President, Card	Jory A. Berson
Title	Chief Human Resources Officer

Michael Wassmer
Print Name

Employee ID (six digit, i.e. 123123)